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                                                                    Exhibit 23.1



               Consent of Independent Certified Public Accountants


Board of Directors
eMerge Interactive, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 333-39896 and No. 333-30632) on Form S-8 of eMerge Interactive, Inc. of our report dated February 26, 2002, relating to the consolidated balance sheets of eMerge Interactive, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, Form 10-K of eMerge Interactive, Inc.

Our report refers to a change in the method of accounting for hedging activity in 2001.



                                                                    /s/ KPMG LLP


Orlando, Florida
April 1, 2002